SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2003

SRA INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31334	54-1360804
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4350 Fair Lakes Court Fairfax, Virginia	22033
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 803-1500

Item 2. Acquisition or Disposition of Assets.

On January 31, 2003, SRA International, Inc. completed its acquisition of Adroit Systems, Inc. by way of merger.

Under the terms of the Agreement and Plan of Merger by and among Adroit Systems, Inc., Alex Acquisition Corporation, and SRA International, Inc., Alex Acquisition Corporation, a newly formed subsidiary of SRA International, Inc., merged with and into Adroit Systems, Inc., with Adroit Systems, Inc. surviving the merger as a wholly-owned subsidiary of SRA International, Inc. The purchase price for the transaction was $40 million in cash. SRA International, Inc. funded this acquisition using cash on hand. The purchase price was determined based on arms length negotiations among the parties. As part of the transaction, certain Adroit Systems, Inc. executives bought 160,905 shares of SRA International, Inc. class A common stock at a per share price of $27.35.

Adroit Systems, Inc., based in Alexandria, Virginia, is a leading provider of C4ISR (Command, Control, Communications, Computers, Intelligence, Surveillance, and Reconnaissance) services to U.S. intelligence and defense organizations.

This summary of the transaction described above is qualified by reference to the Agreement and Plan of Merger, a copy of which is attached as an exhibit hereto and incorporated by reference herein.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements of Businesses Acquired.

    Not Applicable.

(b) Pro Forma Financial Statements.

    Not Applicable.

(c) Exhibits.

Exhibit No.	Description

2.1

Agreement and Plan of Merger, by and among SRA International, Inc., Alex Acquisition Corporation, and Adroit Systems, Inc., dated January 3, 2003. Pursuant to Item 601(b) (2) of Regulation S-K, the exhibits and schedules of the Agreement and Plan of Merger are omitted. A list of such exhibits and schedules appears in the table of contents of the Agreement and Plan of Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRA INTERNATIONAL, INC.

Date: February 13 , 2003	/s/ Stephen C. Hughes
Stephen C. Hughes Senior Vice President, Chief Financial Officer and Secretary